Exhibit 10.46

TENTH AMENDMENT TO THIRD AMENDED AND
RESTATED SENIOR LOAN AND SECURITY AGREEMENT

          This Tenth Amendment to Third Amended and Restated Senior Loan and Security Agreement ("Tenth Amendment") entered into as of the 8th day of January, 2004 by and among Interpool, Inc. ("Interpool"), Interpool Limited ("Limited"), Interpool Finance Corp. ("Finance") and Trac Lease, Inc. ("TracLease"), each with an address at 211 College Road East, Princeton, New Jersey 08540 (each a "Borrower" and collectively "Borrowers"), PNC Bank, National Association, a national banking corporation, in its capacity as agent, syndication agent and as lender ("PNC", "Agent" or "Syndication Agent"), and Fleet National Bank (successor by merger to Bank Boston, N.A.), a national banking corporation, in its capacity as documentation agent and as lender ("Fleet" or "Documentation Agent"), along with each of the other lenders listed on the signature pages hereof, in their capacity as lenders (each individually, including PNC and Fleet in their capacity as lenders, is a "Lender" and collectively, they are referred to as "Lenders").

BACKGROUND

           A.      On or about December 19, 1997, Borrowers, certain Lenders and certain other banking institutions entered into the Third Amended and Restated Senior Loan and Security Agreement (as has been and may be further amended, supplemented or replaced from time to time, the "Loan Agreement") pursuant to which such banking institutions agreed to make certain advances to Borrowers under amended and restated terms and conditions. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement.

           B.      On October 31, 2003, Borrowers and Lenders entered into the Ninth Amendment to the Loan Agreement ("Ninth Amendment") whereby Lenders made amendments to the Loan Agreement to address the Delayed Financial Statements (as defined in the Ninth Amendment) and certain other amendments to the Loan Agreement.

           C.      Borrowers have requested that certain amendments and modifications be made to the Loan Agreement (including the Ninth Amendment) and Agent, Lenders and Borrowers desire to so modify and make additional amendments to the Loan Agreement (including the Ninth Amendment).

          NOW, THEREFORE, with the foregoing background incorporated by reference, the parties hereto, intending to be legally bound hereby, agree as follows:

           1.      Amendments.

           (a)      Notwithstanding anything to the contrary contained in Section 6.2(f) of the Loan Agreement or 1(b) of the Ninth Amendment, (i) Interpool shall be permitted to file its form 10-K for the period ended December 31, 2002 with the Securities and Exchange Commission ("SEC") no later than the earlier of (A) January 20, 2004 and (B) the earliest date such 10-K is required to be filed with the SEC by another of Borrowers' lenders or provider of any other credit accommodation under any loan document, indenture or other material agreement, whether for containers, chassis or otherwise (including after giving effect to extensions granted after the date hereof) and (ii) Interpool shall be permitted to file its form 10-Q for the period ended March 31, 2003 with the Securities and Exchange Commission no later than the earlier of (A) February 29, 2004 and (B) the earliest date such 10-Q is required to be filed with the SEC by another of Borrowers' lenders or provider of any other credit accommodation under any loan document, indenture or other material agreement, whether for containers, chassis or otherwise (including after giving effect to extensions granted after the date hereof); provided, however, that clause (B) in sections (i) and (ii) above shall not take into account any lenders/creditors of the Borrowers holding indebtedness totaling, in the aggregate, not more than the Excluded Amount that have failed to deliver waivers or extensions. As used in this Tenth Amendment, Excluded Amount means (i) at any time between January 8, 2004 and January 20, 2004, $50,000,000 and (ii) at any time after January 20, 2004, $0.00.

           (b)      Notwithstanding anything to the contrary contained in Section 6.11(a)(i) of the Loan Agreement or Section 1(c) of the Ninth Amendment, Interpool and its Consolidated Subsidiaries shall be permitted to deliver to Agent and each Lender, the restated Financial Statements for the fiscal years ended December 31, 2000 and December 31, 2001 and the Financial Statements contained in Interpool's Form 10-K for the fiscal year ended December 31, 2002 no later than the earlier of (A) January 20, 2004 and (B) the earliest date any such Financial Statements are required to be delivered by another of Borrowers' lenders or provider of any other credit accommodation under any loan document, indenture or other material agreement, whether for containers, chassis or otherwise (including after giving effect to extensions granted after the date hereof); provided, however, that clause (B) above shall not take into account any lenders/creditors of the Borrowers holding indebtedness totaling, in the aggregate, not more than the Excluded Amount that have failed to deliver waivers or extensions.

           (c)      Notwithstanding anything to the contrary contained in Section 6.11(a)(iii) of the Loan Agreement or Section 1(e) of the Ninth Amendment, Interpool and the Consolidated Subsidiaries shall be permitted to deliver to the Agent and each Lender the unaudited quarterly Financial Statements to be included in Interpool's Form 10-Q for the fiscal quarter ended March 31, 2003 no later than the earlier of A) February 29, 2004 and (B) the earliest date any such Financial Statements are required to be delivered by another of Borrowers' lenders or provider of any other credit accommodation under any loan document, indenture or other material agreement, whether for containers, chassis or otherwise (including after giving effect to extensions granted after the date hereof); provided, however, that that clause (B) above shall not take into account any lenders/creditors of the Borrowers holding indebtedness totaling, in the aggregate, not more than the Excluded Amount that have failed to deliver waivers or extensions.

           (d)      Section 5(d) of the Ninth Amendment is modified so that cash flow statements are not required to be included in the Borrowers' form 8-K filed with the Securities and Exchange Commission on or before November 7, 2003;

           (e)      Section 5(e) of the Ninth Amendment and Section 2.3(b)(vii) of the Loan Agreement are modified to remove the requirement that Interpool Finance Corp. record Agent's liens and security interests in the Collateral of Interpool Finance Corp. in the Bills of Sales Registry with the Public Records Office for the Cayman Islands.

           (f)      Section 5(g) of the Ninth Amendment is modified such that notwithstanding the limitations on Lender Concessions contained in the Ninth Amendment, the permitted Lender Concessions amount is hereby increased by $7,000,000 to $15,000,000 (plus $1,000,000 per month commencing April 1, 2004 which may be used for Lender Concessions); provided, however, that $5,000,000 of the aforementioned increase is subject to the condition subsequent that the Delayed Financial Statements are filed in accordance with the time periods set forth in the Ninth Amendment as amended by this Tenth Amendment.

           (g)      Pursuant to Section 5(l) of the Ninth Amendment,

                (i)      Borrowers shall deliver to Agent and Lender the additional financial reports and information set forth on Exhibit "A" attached hereto; and

                (ii)      Borrowers shall work diligently with Agent and Majority Lenders and shall agree to a form of "Borrowing Base Composition Report", which may include, without limitation, criteria relating to aging, concentration, credit quality of lessee, rewriting of lease contracts, delinquency, offsets and cross-aging and such other criteria as may be reasonably agreed upon, for the purpose of assisting the Lenders with determining the quantitative and qualitative value of the Collateral comprising the Borrowing Base, in form, substance and scope reasonably satisfactory to Agent and Majority Lenders, on or before January 31, 2004. Borrowers shall use their best efforts to deliver the first Borrowing Base Composition Report to Agent and Lenders by the last Business Day of the month following the month in which the Borrowers, Agent and Majority Lenders finalize agreement on the form of such report, and on the last Business Day of each month thereafter in connection with delivery of Borrowers' Borrowing Base certificates. The failure of the Borrowers to agree on the form of Borrowing Base Composition Report on or before January 31, 2004 or to deliver the Borrowing Base Composition Report to the Agent and the Lenders in accordance with the terms hereof shall constitute an Event of Default under the Loan Agreement.

           (h)      On or before January 31, 2004, Borrowers and Majority Lenders shall use their best efforts to address and reach resolution with respect to issues relating to the Borrowers' practice of splitting leases (i.e., finance leases where both Lenders and Borrowers' other creditors have a security interest in different units under the same finance lease), which may include the appointment of a collateral custodian, provided, further, that the Borrowers shall use their best efforts to implement procedures to address this Section 1(h) on terms reasonably acceptable to Agent and Majority Lenders on or before April 30, 2004.

           (i)      Notwithstanding anything to the contrary contained herein or in the Loan Agreement, at, all times hereafter the LIBOR Base Rate Option shall be the per annum rate equal to the LIBOR Rate plus 2.25% and the Base Rate Option shall be the per annum rate equal to the Base Rate plus 0.50%.

           (j)      Borrowers acknowledge that Agent and/or Majority Lenders may engage third party financial advisors and/or consultants ("Advisors"). Borrowers covenant and agree to cooperate in all respects with such Advisors and their reasonable requests associated with their engagement. Further, such Advisors may be hired or engaged by or on behalf of Agent and Lenders or by Agent or its counsel. As such, the term "Expenses" as defined in the Loan Agreement shall be deemed to include, and Borrowers shall pay, all reasonable fees, costs and expenses of such Advisors and such amounts may be charged to Borrowers' account(s) and shall be included in the definition of "Obligations".

           (k)      Borrowers agree that if Interpool and its Consolidated Subsidiaries fail to deliver the Financial Statements or make the filings, referred to in Sections 1(a), 1(b) and 1(c) hereof by the dates specified for such filing and deliveries, upon Agent and/or Majority Lenders' request, Borrowers will call and host an in person, face to face meeting among Borrowers and their secured lenders/creditors at a location acceptable to Agent and/or Majority Lenders within one week from the date of such request at which it is intended that the participants, (whether in person or telephonically) shall be permitted to discuss, without limitation, all aspects of the Borrowers' business and overall financial condition; provided, that Borrowers' responsibility for costs and Expenses for the meeting shall be limited to those directly related to the meeting itself (and shall not include transportation expenses).

           2.      No Event of Default. As of January 8, 2004 the Agent and Majority Lenders represent that they have not declared an Event of Default under the Loan Agreement, provided, however, Agent and Lenders reserve the right to declare an Event of Default under the Loan Agreement if at any time they determine that an Event of Default has occurred, it being acknowledged that delivery of the Delayed Financial Statements within the time frames set forth in the Ninth Amendment as amended by this Tenth Amendment shall not constitute an Event of Default.

           3.      Amendment Fees and Expenses. In consideration for the accommodations and amendments made herein, Borrowers shall pay to each Lender approving this Tenth Amendment on or before January 8, 2004 an "Amendment Fee" equal to 0.175 of one percent of such approving Lender's Pro Rata Share under the Credit Facility. In furtherance of Borrowers continuing obligation to pay the Expenses of Agent and Lenders, Borrowers shall promptly pay all reasonable Expenses (including without limitation attorneys' fees) incurred by, Agent and Lenders through the date hereof.

           4.      Representations and Warranties. Borrowers represent and warrant to Lenders:

           (a)      By execution of this Tenth Amendment, Borrowers reconfirm all warranties and representations made to Lenders under the Loan Agreement and Loan Documents and restates such warranties and representations as of the date hereof, other than with respect to Section 5.11(e) of the Loan Agreement as it relates solely to the Delayed Financial Statements and Section 5.3 of the Loan Agreement as it relates solely to the judgments, judicial or administrative orders, proceedings or investigations pending or threatened against any Borrower, as set forth on Schedule 4(a) attached hereto. All such warranties and representations shall be deemed continuing until all of the Obligations owing to Agent and Lenders are paid and satisfied in full.

           (b)      The execution and delivery by Borrowers of this Tenth Amendment and the performance by it of the transactions herein contemplated (i) are and will be within its powers, (ii) have been authorized by all necessary corporate action, and (iii) except for the Delayed Financial Statements, are not and will not be in contravention of any order of court or other agency of government, of law or of any indenture, agreement or undertaking to which such Borrower is a party or by which the property of such Borrower is bound, or be in conflict with, result in a breach of or constitute (with due notice and/or lapse of time) a default under any such indenture, agreement or undertaking, or result in the imposition of any lien, charge or encumbrance of any nature on any of the properties of such Borrower.

           (c)      Each document and agreement executed and delivered in connection herewith will be valid, binding and enforceable in accordance with their respective terms.

           (d)      After giving effect to this Tenth Amendment and the execution of similar waivers and amendments by the Borrowers' other lenders or debt-holders (to the extent necessary), no Default or Event of Default is outstanding.

           (e)      Immediately prior to and after giving effect to this Tenth Amendment and the execution of similar waivers and amendments by other lenders, with respect to each Borrower (i) the fair value of its assets is greater than the amount of its liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated, (ii) the present fair saleable value of its assets is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, (iii) it is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (iv) it does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and (v) it is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital.

           5.      No Waiver. Except as otherwise provided herein, this Tenth Amendment and any assignment or other instrument does not and shall not be deemed to constitute a waiver by Agent or Lenders of any Event of Default under the Loan Documents, including without limitation, the Notes, or the Loan Agreement, of any event which with the passage of time or the giving of notice or both would constitute an Event of Default, nor does it obligate Agent, or Lenders to agree to any further modifications of the terms of any of the Loan Documents or constitute a waiver of any other rights or remedies of Agent or Lenders.

           6.      Collateral. Borrowers covenant, confirm and agree that as security for the repayment of the Obligations, and any extensions, renewals, replacements, restructurings, or modifications thereof, Lenders have, and shall continue to have, a continuing first perfected lien on and security interest in all of the Collateral. Borrowers acknowledge and agree that nothing herein contained in any way impairs Lenders' rights or priority in such security.

           7.      Effectiveness Conditions. This Tenth Amendment shall be effective upon completion of the following conditions precedent (all documents to be in form and substance satisfactory to Lenders, Agent and Agent's counsel) (the "Effective Date"):

           (a)      Execution and delivery by Borrowers to Lenders of this Tenth Amendment;

           (b)      Delivery to Agent and Lenders of the agreements and documents by and between Borrowers and certain equipment (including, container and/or chassis) manufacturers evidencing the parties' agreements and arrangements relating to payment of the outstanding amounts owed in connection with the purchase of certain equipment (including containers and/or chassis) from such manufacturers, including, but not limited to the payment of approximately $55,000,000 scheduled to occur on or before December 31, 2003 and the balance scheduled to be paid no later than February 2004; and

           (c)      Certificate of Senior Officer certifying that Borrowers have received all necessary waivers of any defaults or unmatured events of default under all other credit facilities and/or financing arrangements among Borrowers, or any of them, and any of their creditors and/or lenders.

           8.      Ratification of Loan Documents. Except as expressly set forth herein, all of the terms and conditions of the Loan Documents are hereby ratified and confirmed and continue unchanged and in full force and effect. Each Borrower acknowledges by its signature below, that this Tenth Amendment shall not alter, release, discharge or otherwise affect any of its obligations under any Loan Document.

           9.      Governing Law. This Tenth Amendment shall be governed by, construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

           10.      Integration. Except as expressly provided herein, all terms and conditions of the Loan Documents remain in full force and effect, unless such terms or conditions are no longer applicable by their terms. To the extent the provisions of this Tenth Amendment are expressly inconsistent with the provisions of the Loan Documents, the provisions of this Tenth Amendment shall control.

           11.      Release. As further consideration for the agreement of Lenders and Agent to grant the accommodations set forth herein, each Borrower acknowledges and agrees that: (a) no Borrower has any claim or cause of action against the Agent or any Lender (or any of its respective directors, officers, employees or agent); (b) no Borrower has any offset right, counterclaim or defense of any kind against any of their respective obligations, indebtedness or liabilities to the Agent or any Lender; and (c) each of the Agent and the Lenders has heretofore properly performed and satisfied in a timely manner all of its obligations to each Borrower. The Borrowers wish to eliminate any possibility that any past conditions, acts, omissions, events, circumstances or matters would impair or otherwise adversely affect any of the Agent's and the Lenders' rights, interests, contracts, collateral security or remedies. Therefore, each Borrower unconditionally releases, waives and forever discharges (i) any and all liabilities, obligations, duties, promises or indebtedness of any kind of the Agent or any Lender to any Borrower, except the obligations to be performed by the Agent or any Lender on or after the date hereof as expressly stated in this Tenth Amendment, the Loan Agreement and the other Loan Documents, and (ii) all claims, offsets, causes of action, suits or defenses of any kind whatsoever (if any), whether arising at law or in equity, whether known or unknown, which any Borrower might otherwise have against the Agent, any Lender or any of its directors, officers, employees or agent, in either case (i) or (ii), on account of any past or presently existing condition, act, omission, event, contract, liability, obligation, indebtedness, claim, cause of action, defense, circumstance or matter of any kind.

           12.      Counterparts and Facsimile. This Tenth Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same respective agreement. Signatures by facsimile shall bind the parties hereto.

          ACKNOWLEDGED AND AGREED TO AND INTENDING TO BE LEGALLY BOUND as of the day and year first above written.

BORROWERS:	INTERPOOL, INC. By: INTERPOOL LIMITED By: TRAC LEASE, INC. By: INTERPOOL FINANCE CORP. By:

LENDERS:	PNC BANK, NATIONAL ASSOCIATION, as Agent, Syndication Agent
and Lender

By:

FLEET NATIONAL BANK, as Documentation Agent and Lender

By:

WACHOVIA BANK, National Association, as Lender

By:

JPMORGAN CHASE BANK, as Lender

By:

CREDIT LYONNAIS AMERICAS, as Lender

By:

UNION BANK OF CALIFORNIA, N.A., as Lender

By:

LASALLE BANK NATIONAL ASSOCIATION, as Lender

By:

NATIONAL CITY BANK, as Lender

By:

HSH NORDBANK AG, NEW YORK BRANCH, as Lender

By:

Exhibit A
Supplemental Financial Reports and Information

           1.      13-week rolling cash flow forecast updated every month

                     Deliver first report by 12/18/2003 and then monthly thereafter until all Delayed Financials (as defined in the Ninth Amendment) have been delivered.

          2.      Equipment Manufacturing Payables Aging (monthly beginning 12/31/03)

                     Deliver within 30 days of each month end.

           3.      Asset sales for containers and chassis (selling price vs. book value) (quarterly beginning 12/31/03)

                      Deliver within 30 days of each quarter end.

           4.      Quarterly report of defaulted leases (qtrly beginning 12/31/03) - listing of accounts transferred to legal department or identified as "troubled accounts"

                       Deliver within 30 days of each quarter end.

           5.      Quarterly report of leases maturing within the next 12 months (quarterly beginning 12/31/03)

                     Deliver within 30 days of each quarter end.

           6.      Scheduled debt maturities and rental expense during 2004

                     Deliver by December 23, 2003.

           7.      KPMG Management Letter

                     Provide as soon as available.

           8.      Morrison & Foerster Report

                     If permitted to do so, provide as soon as available upon conclusion of SEC investigation.

           9.      Borrowers' outstanding debt - broken down by each lender

                     Delivered on or before January 31, 2004.